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                                                                  [COOPER LOGO]


                                                                     Exhibit 5.1


February 23, 1995

Securities and Exchange Commission
Judiciary Plaza Office Building
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

I am Vice President, Administration and Corporate Secretary for Cooper Industries, Inc., an Ohio corporation (the "Company"), and am familiar with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the registration of 600,000 shares of the Company's Common Stock, $5.00 par value (the "Shares"), issuable pursuant to the Company's 1986 Stock Option Plan (the "Plan"). I have examined such certificates, documents and records of the Company and have made such other investigations as I have deemed necessary in order to render the opinion hereinafter set forth.

I am of the opinion that Shares issued pursuant to the Plan are duly authorized and duly reserved for issuance pursuant to the Plan, and, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the use of my name in such Registration Statement and also to the filing of this opinion as an exhibit to such Registration Statement.

Very truly yours,

/s/ DIANE K. SCHUMACHER

Diane K. Schumacher
Vice President, Administration
 and Corporate Secretary